NEWS RELEASE

Contact:
Jeffrey Freedman, Investor Relations
investorrelations@ecostim-es.com
281-531-7200

EcoStim Energy Solutions Reports Second Quarter 2016 Results

HOUSTON, TEXAS & NEUQUEN CITY, ARGENTINA – August 15, 2016 - Eco-Stim Energy Solutions, Inc. (NASDAQ: ESES) (“EcoStim” or the “Company”) announced today its financial and operating results for the three and six months ended June 30, 2016.

OPERATIONAL HIGHLIGHTS

●	Revenues increased by 30% sequentially in a challenging market

●	Company awarded new well stimulation contracts; additional contracts under discussion

●	New equipment arrives in Neuquén; successful importation of new turbine powered technology

●	2nd crew is being readied for field operation

●	Capacity added in 2016 allows the Company to qualify for and provide services to the tight gas and unconventional markets

●	TPU’s now in Argentina and training of local employees under way

Argentina Overview

Our 2016 second quarter financial results improved over the first quarter but also were impacted by the challenging market conditions in Argentina’s conventional oil markets resulting from (1) the deterioration in international oil prices; (2) uncertainty relating to the sustainability of the subsidized $67.50 oil prices and (3) a change in senior management and the upstream capital investment strategy at one of our largest customers. Generally, operators in Argentina are shifting their focus to natural gas and away from oil related investments other than those in the Vaca Muerta. Areas impacted the most have been the heavy and conventional oil plays. It is important to note that while the majority of Argentina’s produced oil benefits from a subsidized wellhead price, much of the heavy oil produced in the country is exported from Argentina and is no longer economic at current international oil prices. As a result of these factors, operators greatly reduced their drilling and completion activities for these type of wells.

In contrast, natural gas drilling has remained strong and the current $7.50 per mmbu gas price is not considered a subsidy given that imported LNG is comparable in cost after including regasification and distribution expenses. Thus, while tight gas and unconventional horizontal drilling activity is currently at an all-time high in Argentina, the oil services segment focused on the conventional oil plays has become temporarily oversupplied thus resulting in a more competitive pricing environment.

The Company’s revenues and financial results for the second quarter reflect these market conditions. Nevertheless, our strategy remains focused on expanding our current capability and horsepower which will allow the Company to qualify for more work in the growing tight gas market and eventually transition to the unconventional horizontal well market.

In terms of capacity, the Company has increased its capability from a small four pump operation in 2015 to a nine pump operation in the first half of 2016 thus allowing for the execution of limited tight gas work in the second quarter of 2016. Recently, the Company has added four new turbine powered pumps and expects to ship eight additional turbine powered pumps in September while taking delivery of two additional diesel powered pumps later this year. The Company is also in negotiations to lease four additional diesel pumps from a local company on an “as needed” basis beginning in the first quarter of 2017. In total, this should give the company the ability to market over 60,000 HHP for 2017.

J. Chris Boswell, EcoStim’s President and Chief Executive Officer, stated, “As I have stated previously we needed to deploy sufficient capacity to service our customers’ needs in both the tight gas and unconventional markets. We believe those markets will be undersupplied as the 2017 capital spending plans get under way and will remain undersupplied for the foreseeable future. I believe more than ever that we are perfectly positioned for the next several years where we should be able to achieve sustainable growth and strong margins. Our decision to raise capital in 2015 was based upon our view that we needed to upgrade our capability to participate in the higher end market segments. I firmly believe this was the correct decision and I appreciate the support of our shareholders during this transition period and we are nearly there.”

Bjarte Bruheim, EcoStim’s Chairman stated, “The pressure pumping markets in the U.S. and Canada remain very difficult with several of our larger competitors experiencing substantial EBITDA losses. I am proud that our team was able to improve revenues in a difficult market. Despite the net loss for the quarter of $3.7 million, we were able to limit the negative adjusted EBITDA in the second quarter to just $1.6 million. With a second crew starting up this quarter, I am optimistic that management will reach positive or at least neutral cash flow soon afterwards. Our team’s proven ability to execute our business plan, despite the recent headwinds, remains a strength of the Company, as demonstrated by the recent contract successes and the successful importation of new technology.”

Quarter Financial Results

For the second quarter of 2016, EcoStim reported a net loss of $3.7 million, or a loss of $0.27 per basic and diluted share as compared to a net loss of $3.5 million, or a loss of $0.52 per basic and diluted share, reported in the second quarter of 2015. The net loss for the first quarter of 2016 was $4.9 million, or a loss of $0.36 per basic and diluted share. Net loss for the second quarter of 2016 includes approximately $1.5 million of non-cash expenses consisting of depreciation, debt amortization and stock compensation. In addition, the majority of the Company’s interest expense is paid once per year in May, but we accrue interest quarterly in accordance with GAAP. The net losses in the last two years reflect the start-up / early stage nature of our business and the efforts to increase our capacity to a level that will allow the Company to operate two separate crews and eventually provide services in all three market segments, conventional, tight gas and unconventional. We believe that the second crew will allow the company to achieve positive cash flow and eventually the third crew will allow the company to become profitable and allow for sustainable growth. The Company has invested in much of the equipment necessary to achieve these objectives and will soon begin operating the second crew with our preferred customers.

G&A Expense

General and administrative (“G&A”) expense in the second quarter of 2016 was approximately $1.6 million compared to $1.9 million for the second quarter of 2015 and $1.6 million for the prior quarter . The G&A expense is primarily related to the sales and administrative offices in Buenos Aires and Neuquén and the cost associated with being a public Company, including our small corporate office in Houston. The Company has managed its G&A expenses tightly and is working to maintain liquidity while we work to get the second crew operational and to achieve positive cash flow.

R&D Expense

Research & development (“R&D”) expense in the second quarter of 2016 was $0.11 million compared to $0.25 million for the second quarter of 2015 and $0.17 million for the prior quarter. R&D expense for the second quarter 2016 was primarily related to expenditures for research and development efforts around the use of fiber optic diagnostic tools and turbine-powered well stimulation equipment.

Cash and Total Liquidity

On June 30, 2016, EcoStim had cash and cash equivalents of approximately $2.9 million compared to $7.2 million on June 30, 2015 and $10.3 million at March 31, 2016.

Capital Expenditures

Total capital expenditures during the second quarter of 2016 were approximately $1.6 million compared to $0.3 million in the second quarter of 2015 and $1.1 million in the first quarter of 2016, comprised mainly of additional pressure pumping equipment for the Company’s capacity expansion.

Conference Call

In conjunction with this release, the Company has scheduled a conference call and webcast presentation for 10:00 AM EST, 9:00 AM CST, on Monday August 15th, 2016. To participate in the call please dial 877-900-9524 from the United States and Canada, and 412-902-0029 internationally and the webcast can be accessed through the following link: http://ecostim-es.equisolvewebcast.com/q2-2016. Participants should dial and/or log in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through August 29, 2016, by dialing 877-660-6853 from the U.S and Canada, and 201-612-7415 internationally. The replay passcode is 13597819.

About the Company

Eco-Stim Energy Solutions is an environmentally focused oilfield service and technology Company providing proprietary field management technologies and well stimulation and completion services to oil and gas producers drilling internationally. EcoStim’s proprietary methodology and technology offers the potential to decrease the number of stages stimulated in shale plays through a unique process that predicts high probability production zones while confirming those production zones using the latest generation down-hole diagnostic tools. In addition, EcoStim offers its clients completion techniques that can dramatically reduce horsepower requirements, emissions, surface footprint and water usage. EcoStim seeks to deliver well completion services with better technology, better ecology and significantly improved economics for oil and gas producers worldwide.

Forward-Looking Statements:

Certain statements and information in this press release concerning results for the fiscal period ended March 31, 2016 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Financial Statements

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$2,893,975	$11,742,489
Accounts receivable	5,376,311	8,155,264
Inventory	1,961,882	1,546,463
Prepaids	2,176,277	3,328,265
Other assets	43,745	48,648
Total current assets	12,452,190	24,821,129

Property, plant and equipment, net	39,287,868	37,142,578
Other non-current assets	488,633	488,633
Total assets	$52,228,691	$62,452,340

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,320,205	$1,112,812
Accrued expenses	2,636,565	3,843,497
Short-term notes payable	98,493	-
Current portion of long-term notes payable	838,800	2,825,428
Current portion of capital lease payable	736,112	686,624
Total current liabilities	6,630,175	8,468,361

Non-current liabilities:
Long-term notes payable	21,830,084	21,737,403
Long-term capital lease payable	1,139,912	1,485,686
Total non-current liabilities	22,969,996	23,223,089

Stockholders’ equity
Common stock	13,601	13,572
Additional paid-in capital	57,735,321	57,302,953
Treasury stock	(57,469)	(20,294)
Accumulated deficit	(35,062,933)	(26,535,341)
Total stockholders’ equity	22,628,520	30,760,890

Total liabilities and stockholders’ equity	$52,228,691	$62,452,340

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$2,337,579	$3,985,419	$4,171,484	$6,877,112

Operating cost and expenses:
Cost of services	2,470,038	3,839,345	4,706,165	6,998,882
Selling, general, and administrative	1,579,808	1,933,092	3,153,072	3,509,947
Research and development	106,359	251,816	274,815	493,362
Depreciation and amortization expense	1,211,960	900,845	2,116,190	1,647,129
Total operating costs and expenses	5,368,165	6,925,098	10,250,242	12,649,320

Operating loss	(3,030,586)	(2,939,679)	(6,078,758)	(5,772,208)

Other income (expense):
Gain on sale of trading securities	-	587,407	-	872,920
Interest expense	(937,216)	(1,018,481)	(2,131,927)	(2,002,676)
Other income (expenses)	376,734	(169,194)	(172,434)	(300,927)
Total other expense	(560,482)	(600,268)	(2,304,361)	(1,430,683)

Provision for income taxes	(72,237)	-	(144,473)	-

Net loss	$(3,663,305)	$(3,539,947)	$(8,527,592)	$(7,202,891)

Basic and diluted loss per share	$(0.27)	$(0.52)	$(0.63)	$(1.11)

Weighted average number of common shares outstanding-basic and diluted	13,579,848	6,791,088	13,579,889	6,502,362

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net loss	$(8,527,592)	$(7,202,891)
Depreciation and amortization	2,116,190	1,647,129
Amortization of debt discount and loan origination cost	127,771	127,765
Stock based compensation	432,397	814,255
Gain on the sale of trading securities	-	(872,920)

Changes in operating assets and liabilities:
Accounts receivable	2,778,953	(4,272,116)
Inventory	(415,419)	237,475
Prepaids and other assets	1,156,886	(1,091,358)
Accounts payable and accrued expenses	(1,463,793)	2,668,676
Net cash provided by (used in) operating activities	(3,794,607)	(7,943,985)
Investing Activities
Purchase of equipment	(2,706,050)	(2,400,194)
Proceeds from sale of trading securities	-	5,232,067
Purchase of trading securities	-	(2,998,379)
Net cash used in investing activities	(2,706,050)	(166,506)
Financing Activities
Proceeds from sale of common stock	-	6,045,412
Sale of common stock issuance cost	-	(814,062)
Proceeds from notes payable	194,611	400,000
Payments on notes payable	(2,173,922)	(652,831)
Payments on capital lease	(331,371)	(288,313)
Purchase of treasury stock	(37,175)	-
Net cash provided by financing activities	(2,347,857)	4,690,206

Net decrease in cash and cash equivalents	(8,848,514)	(3,420,285)
Cash and cash equivalents, beginning of period	11,742,489	7,013,556
Cash and cash equivalents, end of period	$2,893,975	$3,593,271

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$3,288,283	$293,503
Cash paid during the year for income taxes	$81,642	$-

Non-cash transactions
Property plant and equipment additions in accrued expenses	$1,566,823	$426,536

Non-GAAP Financial Information:

EBITDA and Adjusted EBITDA, a non-GAAP term, are used by management to evaluate, assess and benchmark our operational results, we use Adjusted EBITDA as a supplement measure to review and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all items that affect net income and operating income. Limitations to using EBITDA as an analytical tool include:

EBITDA is defined as net loss with adjustments for depreciation and amortization, gain on sale of trading securities, interest expense, Income tax provision, and other income (expense) net.

Adjusted EBITDA used by the Company is defined as EBITDA plus adjustments for other income (expense)-net, and non-cash stock-based compensation expense.

ECO-STIM ENERGY SOLUTIONS, INC.

RECONCILIATION NET LOSS TO ADJUSTED EBITDA

The following table presents a reconciliation of net loss to adjusted EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net loss	$(3,663,305)	$(3,539,947)	$(8,527,592)	$(7,202,891)

Depreciation and amortization	1,211,960	900,845	2,116,190	1,647,129
Gain on sale of trading securities	-	(587,407)	-	(872,920)
Interest expense	937,216	1,018,481	2,131,927	2,002,676
Provision for income taxes	72,237	-	144,473	-
Other expense (income)	(376,734)	169,194	172,434	300,927
Stock base compensation	212,241	410,749	432,397	814,255

Adjusted EBITDA	$(1,606,385)	$(1,628,085)	$(3,530,171)	$(3,310,824)